Exhibit 99.1

NUTRISYSTEM, INC. REPORTS

SECOND QUARTER RESULTS

Horsham, PA—July 23, 2003—NutriSystem, Inc. (OTCBB:THIN—news) today reported net income for the second quarter ended June 30, 2003 of $2,098,000 ($.08 per diluted share), which includes an income tax benefit of $1,887,000, as compared to net income of $1,345,000 ($0.05 per diluted share) for the quarter ended June 30, 2002. Revenues for the second quarter of 2003 were $6,315,000, down 16% from $7,562,000 recorded in the same period of 2002. For the first six months of 2003, NutriSystem generated net income of $2,749,000 ($0.10 per diluted share) including the $1,887,000 income tax benefit, as compared to net income of $3,081,000 ($0.11 per diluted share) for the first six months of 2002. Revenues for the first six months of 2003 were $13,511,000, down 25% from the $18,001,000 in revenues generated in the first six months of 2002.

NutriSystem generated cash from operations of $1,962,000 in the first half of 2003 and ended the first half with a balance in cash and cash equivalents of $4,796,000, an increase of $1,791,000 from the cash balance at December 31, 2002.

In the second quarter, NutriSystem recognized a net deferred tax asset of $2,980,000, which arose primarily from a net operating loss carryforward that may be used to offset future taxable income. This deferred tax asset was previously offset by a valuation reserve. Recording the deferred tax asset had no impact on the Company’s cash flow in the current period, however it did result in the income tax benefit in the second quarter of $1,887,000 ($.07 per diluted share).

“We continued to show a decline in our QVC business in the second quarter of 2003, with revenues down 39% versus the second quarter of 2002,” said James D. Brown, Chief Financial Officer. “However, we are encouraged by the progress in our direct to consumer business. We did not commence our marketing efforts until April of this year, and although our direct to consumer business is down 7% from the second quarter of 2002, revenue comparisons improved during the quarter as we ramped up our marketing campaigns.”

“During the first six months of the year we improved our cash position by $1.8 million, primarily through cash from operations,” said Michael J. Hagan, Chief Executive Officer. “We’ve been able to do this while making investments in new program development, investments that will benefit us as we look to drive customer growth in the second half of 2003 and in 2004.”

About NutriSystem, Inc.

Founded in 1972, NutriSystem is a leading provider of weight management products and services. The Company offers a systematic weight loss program based on portion-controlled prepackaged meals, reduced calorie diet plans, and private telephone and online support. For 30 years, NutriSystem has helped millions of people achieve their weight loss goals.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements reflecting other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS SUMMARY

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
REVENUES	$6,315	$7,562	$13,511	$18,001

COSTS AND EXPENSES:
Cost of revenues	3,557	4,171	7,688	10,181
Advertising and marketing	761	167	1,255	903
General and administrative	1,748	1,735	3,317	3,574
Warehouse closing costs	—	—	198	—
Depreciation and amortization	53	86	130	173

Total costs and expenses	6,119	6,159	12,588	14,831

Operating income	196	1,403	923	3,170
EQUITY IN LOSSES OF AFFILIATE	(1)	—	(91)	—
INTEREST INCOME, net	16	12	30	16

Income before income taxes	211	1,415	862	3,186
INCOME TAX PROVISION (BENEFIT)	(1,887)	70	(1,887)	105

Net income	$2,098	$1,345	$2,749	$3,081

BASIC INCOME PER SHARE	$0.08	$0.05	$0.10	$0.12

DILUTED INCOME PER SHARE	$0.08	$0.05	$0.10	$0.11

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	26,174	26,375	26,197	26,694
Diluted	26,632	27,007	26,737	27,305